ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-1
$ 151,000,788 6.25% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98           0           0           0    0.00%            0    0.00%
 Feb-98           0           0           0    0.00%            0    0.00%
 Mar-98           0           0           0    0.00%            0    0.00%
 Apr-98   3,369,250     751,229           0    0.00%    4,078,673    2.76%
 May-98   3,162,082     734,467       9,792    0.08%    7,271,125    5.03%
 Jun-98   2,950,299     718,736      79,455    0.67%   10,655,090    7.53%
 Jul-98   3,294,096     704,058     161,194    1.40%   11,983,122    8.67%
 Aug-98   3,966,356     687,670     324,642    2.90%   12,869,951    9.58%
 Sep-98   4,996,045     667,937   1,245,329   11.52%   13,706,488   10.57%
 Oct-98   4,677,025     643,097     989,792    9.48%   13,329,431   10.64%
 Nov-98   4,988,148     619,814     863,571    8.61%   13,492,964   11.21%
 Dec-98   4,661,669     594,998     990,618   10.26%   13,906,108   12.00%
        ____________ ___________ ___________
 Totals  36,064,968   6,122,004   4,664,394

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.